Exhibit 8(b)

Gary Gartner
212 836-8358
Fax 212 836-6596
ggartner@kayescholer.com@kayescholer.com
425 Park Avenue
New York, New York 10022-3598
212 836-8000
Fax 212 836-8689
www.kayescholer.com

November 29, 2006
Potash Corporation of Saskatchewan Inc.
Suite 500
122 — 1st Avenue South
Saskatoon, Saskatchewan
S7K 7G3
Potash Corporation of Saskatchewan Inc.
Prospectus Supplement dated November 29, 2006
to Prospectus dated June 5, 2002,
Issuance of US $500,000,000 principal amount of
Notes due December 1, 2036 (the “Notes”)
Ladies and Gentlemen:
     We have acted as special U.S. federal income tax counsel to Potash Corporation of Saskatchewan Inc. (the “Company”) in connection with the issuance and sale of the Notes.
     The Notes are being issued pursuant to the terms of the Terms Agreement among the Company and the Underwriters identified therein (the “Underwriters Agreement”).
     In connection with rendering the opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of each of:
1.	the Prospectus Supplement dated November 29, 2006 (the “Prospectus”) relating to the Notes included in the Registration Statement;

2.	the Base Prospectus dated as of June 5, 2002 relating to the Notes included in the Registration Statement;

3.	the forms of certificate evidencing the Notes;

4.	the indenture between the Company and The Bank of Nova Scotia Trust Company of New York, dated as of February 27, 2003, a form of which was filed as an exhibit to the Registration Statement on Form S-3 (Registration No. 333-89350) (the “Registration Statement”);

5.	a copy of a document entitled “Potash Corporation of Saskatchewan Inc. Approval and Issuance of Debt Securities” adopted by the Company on November 29, 2006; and

6.	the Underwriting Agreement.

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To the Parties listed	2	November 29, 2006
     We have relied, without independent investigation, as to factual matters on, and assumed the accuracy of, the representations and warranties contained in the Prospectus and the above referenced documents (the “Documents”). In addition, we have assumed the legal capacity of all natural persons executing the Documents and such other certificates and documents, the genuineness of all signatures thereon, the authority of all persons signing the Documents on behalf of the parties thereto, the authenticity of all Documents submitted to us as originals, and the conformity of the originals of all copies submitted to us as electronic mail, telecopies, photocopies, or conformed copies.
     In rendering the opinions set forth below, we have also assumed that: (i) there are no agreements or understandings, other than as set forth in the Documents, whether in written form or otherwise, pertaining to the repayment by the Company of the Notes; (ii) each Document has been duly authorized by each party thereto; (iii) each Document has been duly executed and delivered by each party thereto; (iv) each party of each Document has the requisite power and authority (corporate, partnership, or other) to execute, deliver, and perform each Document to which it is a party; (v) each Document constitutes a legal, valid, and binding agreement of the parties to such Document enforceable against such parties in accordance with its terms; (vi) each of the parties to the Document will duly comply (without waiver) with the terms of the relevant Document; (vii) the Company will conduct its activities only as provided in the Documents; and (viii) there have been no amendments or supplements to the Documents.
     Based on the foregoing, we are of the opinion that the statements in the Prospectus under the caption “United States Federal Income Tax Considerations,” insofar as they relate to matters of U.S. federal income tax law, constitute a fair summary of the matters so discussed and applicable to a United States holder of the Notes.
     The foregoing opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change. There can be no assurance that existing law will not change or that contrary positions will not be taken by the Internal Revenue Service. Any such change might be retroactive and might affect the opinions set forth above.

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To the Parties listed	3	November 29, 2006
     The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. This opinion letter is rendered as of the date hereof and we undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressees, and it may not be distributed, relied upon for any purposed by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.
Kind regards,

    /s/ Kaye Scholer
CIRCULAR 230 DISCLOSURE: To ensure compliance with requirements imposed by the Internal Revenue Service, we inform you that (a) any United States federal tax advice contained herein (including any attachments or enclosures) was not intended or written to be used, and cannot be used, for the purpose of avoiding united states federal tax penalties, (b) any such advice was written to support the promotion or marketing of the transaction or matter addressed herein and (c) any taxpayer to whom the transactions or matters are being promoted, marketed or recommended should seek advice based on its particular circumstances from an independent tax advisor

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